Exhibit 99.1

[INSMED INCORPORATED LOGO]

FOR IMMEDIATE RELEASE

INSMED REGAINS FULL COMPLIANCE WITH NASDAQ NATIONAL

MARKET SYSTEM LISTING REQUIREMENTS

Glen Allen, VA.  — May 12, 2003 — Insmed Incorporated (Nasdaq/NMS: INSM), a biopharmaceutical company engaged in the development of drug candidates for the treatment of metabolic diseases and endocrine disorders with unmet medical needs, today announced that it has regained full compliance with every continued listing requirement for The Nasdaq National Market.

On May 09, 2003, Insmed received a letter from the Nasdaq Listing Qualifications Panel stating that it had demonstrated full compliance with the Nasdaq Qualifications Exception issued to the Company on March 31, 2003. Accordingly, the Panel determined to continue the listing of the Company’s securities on The Nasdaq National Market.

On April 24, 2003 Insmed Inc.’s common stock bid price closed at $1.05 per share and since then the closing bid price has ranged from $1.04 to $1.36 for 12 consecutive trading days. To comply with the terms of the Exception, Insmed was required to evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days thereafter. The Company has complied with the terms of the Exception, and is now in compliance with every continued listing requirement for The Nasdaq National Market.

“We are pleased to return to full compliance status for continued listing on The Nasdaq National Market,” said Dr. Geoffrey Allan, Chairman and Chief Executive Officer of Insmed. “We believe this is a direct result of the investment community’s increased confidence in our potential to introduce our lead product candidate, rhIGF-I/rhIGFBP-3, to the market by the second half of 2004. Our strong balance sheet, with a cash position of over $25 million, and a controlled burn rate, should provide us with the financial flexibility to meet this goal. We look forward to continuing to update our current and new investors on our progress as we work towards meeting this pivotal milestone for Insmed,” concluded Dr. Allan.

To be added to Insmed Inc.’s investor e-mail and/or fax lists, please contact Baxter Phillips of Insmed at bphillips@insmed.com.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the development of drug candidates for the treatment of metabolic diseases with unmet medical needs. For further information about Insmed and rhIGF-I/rhIGFBP-3, please visit the company’s corporate website at www.insmed.com.

(Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or

-more-

About INSMED INC.

synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully marketed, the company may lack financial resources to complete development of product candidates, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. Because of these and other risks and uncertainties, actual results may differ materially from those described in this press release.)

FOR MORE INFORMATION:

Haris Tajyar	Baxter Phillips
Managing Partner	Investor Relations
Investor Relations International	Insmed Incorporated
Phone 818.981.5300	Phone 804.565.3041
Fax 818.981.5303	Fax 804.565.3510
htajyar@irintl.com	bphillips@insmed.com

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